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                                                                    EXHIBIT 15.1


January 31, 2001

Wabash National Corporation

We are aware that Wabash National Corporation has incorporated by reference in this Registration Statement its Form 10-Qs for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, which include our reports dated April 24, 2000, July 24, 2000 and October 23, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), these reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or Certified by Our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP